FRANCHISE FINANCE                                                           FFCA
CORPORATION OF AMERICA


press release                      Contact:        Chris Volk, COO
                                                   FFCA
                                                   (602) 585-4500

                                                   Owen Blicksilver/Doug Donsky
                                                   Colony Capital, Inc.
                                                   (212) 303-7603/(212) 303-7608

                              FOR IMMEDIATE RELEASE
-----------------------------                       ----------------------------

                    Franchise Finance Corporation of America
                          Sells Stake to Colony Capital

                     Colony Affiliate to Invest $100 Million
                 for 8% Stake in Leading Restaurant Finance REIT

SCOTTSDALE, AZ, February 17, 1998... Franchise Finance Corporation of America ("FFCA") (NYSE:FFA), a self-administered real estate investment trust, today announced that it has signed a purchase agreement pursuant to which an affiliate of Colony Capital, Inc. ("Colony"), a Los Angeles based real estate-related investment firm, will make a $100 million investment in the company's common stock.

In the transaction, Colony will make the equity investment in newly-issued shares of FFCA stock, representing approximately an 8% stake in the company. In addition, Colony will have warrants to purchase an additional 3% of the company and will appoint Kelvin Davis, Colony's President and Chief Operating Officer, to be nominated to the company's Board of Directors. The equity issue, which is subject to customary conditions and is expected to close in the next 45 days, will make Colony the largest shareholder of FFCA.

The unregistered common stock of FFCA will be sold to Colony at a price of $26.37 per share, representing 97% of the average closing price of FFCA shares over a 45 day trading period prior to the date of the agreement. The strike price of the warrants is 20% above Colony's purchase price. The new equity issued by FFCA will provide the company with additional capital for growth of its core businesses, while allowing the company to tap Colony's real estate and capital markets expertise.

"FFCA is delighted to welcome Colony Capital as an investor and strategic partner in our company," said Morton H. Fleischer, Chairman, President and Chief Executive Officer of FFCA. "Colony's investment experience and financial sophistication will be invaluable as our company grows. With this important investment we have added to our financial flexibility and capabilities."

                                   (MORE ...)
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February 17, 1998
FFCA
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17207 NORTH PERIMETER DRIVE
SCOTTSDALE, ARIZONA  85255-5402
602 585-4500  FAX 602 585-2726
hhtp://www.ffca.com


"We have been extremely impressed with FFCA's real estate and restaurant industry knowledge," said Kelvin Davis. "We have great confidence in the ability of FFCA's management team to continue to grow its strong core businesses, while exploring other opportunities presented by the challenges facing the restaurant industry."

Colony is a private, international real estate investment firm headquartered in Los Angeles, with additional offices in New York, Texas, Florida, Hawaii and Paris, France.

FFCA is a premier specialty retail finance company dedicated primarily to providing financing to the chain restaurant industry, as well as the convenience store and automotive parts and services industries. FFCA's mission is to be a one-stop financing source for multi-unit chain store operators and franchisors who own or operate the retail properties in which FFCA invests. Mortgage loans, leasing alternatives, equipment loans and construction and acquisition financing are among some of the financing solutions FFCA provides its customers. As of December 31, 1997, FFCA and its affiliates had investments in approximately 2,500 properties in 47 states (including interests in securitized loans).
Restaurant chains represented within FFCA's portfolio include Applebee's, Arby's, Burger King, Hardee's, Jack in the Box, KFC, Taco Bell and Wendy's.

The forward looking statements in this release concerning financing, development and future results are subject to certain risks and uncertainties that could cause actual results to differ materially from expectations. These and other risks are set forth in FFCA's reports filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.
                                  www.ffca.com